Exhibit 3.16

Execution Version

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (this “Agreement”) is entered into as of June 14, 2017 by and among Jack McDougall, in his capacity as Collateral Agent for the benefit of the Investors (“Agent”), and PogoTec, Inc., a Delaware corporation (“Grantor”).

Recitals

WHEREAS, the Company is entering into a financial arrangement with Pacific Western Bank (or its designees) (“Bank”) to provide debt for financing of the Company’s continued operations in the amount of up to $20,000,000 (including any refinancing in the future of the amounts extended by Bank, the “Bank Loan”) under that certain Loan Agreement dated as of the date hereof, by and between the Company, as borrower, and Bank, as lender (as the same may be modified, amended, restated or supplemented from time to time, the “Credit Agreement”);

WHEREAS, in support of the Bank Loan, certain direct or indirect owners of equity interests in the Grantor (the “SLC Investors”) have arranged for one or more irrevocable standby letters of credit in form and substance acceptable to Bank to be issued by various financial institutions naming Bank as the beneficiary thereunder (each an “SLC”);

WHEREAS, certain direct or indirect owners of equity interests in the Grantor (the “Loan Investors”) have made term loans to the Company (the “Investor Loans”);

WHEREAS, in support of the Bank Loan, certain direct or indirect owners of equity interests in the Grantor (the “Pledged Account Investors” and together with the Loan Investors and the SLC Investors, the “Investors”) have pledged certain funds to Bank and have contributed those funds in deposit accounts subject to control agreements in favor of Bank (the “Pledged Accounts”);

WHEREAS, in connection with the SLCs, the Investor Loans and the Pledged Accounts, the Grantor, the Agent, and the Investors are party to that certain Contribution, Indemnity, Intercreditor and Collateral Agency Agreement dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Contribution Agreement”), pursuant to which the Grantor has agreed to certain obligations in favor of the Investors and the Agent;

WHEREAS, it is a condition to the arrangement by the Investors of the SLCs, the making of the Investor Loans, and the pledge by of the Pledged Accounts that the Grantor deliver this agreement in support of the Company Obligations (as such term is defined in the Contribution Agreement).

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its Company Obligations, Grantor hereby represents, warrants, covenants and agrees as follows:

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees as follows:

1. Defined Terms.

a) All capitalized terms used but not otherwise defined herein have the meanings given to them in the Contribution Agreement.

b) When used in this Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

“Copyright License” means rights under any written agreement now owned or hereafter acquired by any Person granting the right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Person: (i) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (ii) all proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Patents” means all of the following in which any Person now holds or hereafter acquires any interest: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country; and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Person granting any right with respect to any invention on which a Patent is in existence.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Person granting any right to use any Trademark or Trademark registration.

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“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Person: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof; and (iii) all goodwill associated with or symbolized by any of the foregoing.

2. Grant of Security Interest in Intellectual Property Collateral. To secure the complete and timely payment of all the Company Obligations now or hereafter existing or arising, the Grantor hereby pledges and grants to the Agent for the benefit of the Investors and the Agent a continuing first priority security interest in all of Grantor’s right, title and interest in, to and under the following, whether presently existing, owned or hereafter created or acquired (collectively, the “Intellectual Property Collateral”):

a) all of its Copyrights and Copyright Licenses to which it is a party including those referred to on Exhibit A hereto;

b) all of its Patents and Patent Licenses to which it is a party including those referred to on Exhibit B hereto;

c) all of its Trademarks and Trademark Licenses to which it is a party including those referred to on Exhibit C hereto;

d) all reissues, continuations or extensions of the foregoing;

e) all goodwill of the business connected with the use of, and symbolized by, each Patent, each Patent License, each Trademark, each Trademark License, each Copyright and each Copyright License; and

f) all products and proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future (i) infringement or dilution of any Patent or Patent licensed under any Patent License, (ii) injury to the goodwill associated with any Patent or any Patent licensed under any Patent License, (iii) infringement or dilution of any Trademark or Trademark licensed under any Trademark License, (iv) injury to the goodwill associated with any Trademark or any Trademark licensed under any Trademark License, (v) infringement or dilution of any Copyright or Copyright licensed under any Copyright license, and (vi) injury to the goodwill associated with any Copyright or any Copyright licensed under any Copyright License.

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3. Representations and Warrantees. Grantor represents and warrants that Grantor does not have any interest in, or title to, any registered Copyright, Patent, or Trademark except as set forth in Exhibit A, Exhibit B and Exhibit C, respectively, hereto. This Agreement is effective to create a valid and continuing Lien on and, upon the filing hereof or of a confirmatory grant with respect hereto with the United States Patent and Trademark Office and the United States Copyright Office, perfected security interests in favor of Agent in all of Grantor’s Patents, Trademarks and Copyrights and such perfected security interests are enforceable as such as against any and all creditors of, and purchasers from, Grantor. Upon filing of this Agreement or a confirmatory grant with respect hereto with the United States Patent and Trademark Office and the United States Copyright Office and the filing of appropriate financing statements in the applicable filing office in the state of formation of Grantor all action necessary or desirable to protect and perfect Agent’s lien on Grantor’s Patents, Trademarks and Copyrights shall have been duly taken.

4. Covenants. Grantor covenants and agrees with Agent as follows:

a) Grantor shall notify Agent promptly if it knows or has reason to know that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) material to the operation of Grantor’s business may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

b) Upon request of Agent, Grantor shall execute and deliver a supplement hereto (in form and substance satisfactory to Agent) to evidence Agent’s Lien on any newly-registered Patent, Trademark or Copyright, and the General Intangibles of Grantor relating thereto or represented thereby.

c) Grantor shall take all actions necessary or reasonably requested by Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents or Trademarks (now or hereafter existing) material to the operation of Grantor’s business, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

d) In the event that any of the Intellectual Property Collateral material to the operation of Grantor’s business is infringed upon, or misappropriated or diluted by a third party, Grantor shall notify Agent promptly after Grantor learns thereof. Grantor shall, unless it shall reasonably determine that such Intellectual Property Collateral is not material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as Agent shall deem appropriate under the circumstances to protect such Intellectual Property Collateral.

6. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Company Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Company Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Company Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

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7. Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Contribution Agreement.

8. Termination of This Security Agreement and Security Interest. Subject to Section 6 hereof, upon payment and performance in full of the Company Obligations this Agreement shall terminate and the security interest granted to the Agent hereunder shall be automatically released without any further action by the Agent. Upon such termination and release, the Agent will take all actions reasonably requested by the Borrower to evidence the release of such security interest, including filing of all termination statements necessary to evidence such release.

9. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

10. Governing Law. THE LEGAL REQUIREMENTS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT.

11. Jurisdiction and Venue. THE GRANTOR AND THE AGENT EACH HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK. IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE GRANTOR AND THE AGENT HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

12. Waiver of Jury Trial. THE GRANTOR AND THE AGENT EACH HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY COLLATERAL DOCUMENT, OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

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In Witness Whereof, the parties have caused this Agreement to be duly executed as duly authorized as of the first date written above.

GRANTOR:

Address of Grantor:	POGOTEC, INC.

4502 Starkey Road, Suite 109	By:	/s/ Diane Munn
Roanoke, Virginia 24018		Diane J. Munn
Chief Financial Officer

[Signature page to Intellectual Property Security Agreement]

COLLATERAL AGENT:

By:	/s/ Jack McDougall
Jack McDougall

Address of Agent:

[Signature page to Intellectual Property Security Agreement]

EXHIBIT A

Copyrights

Description	Registration Number	Registration Date

None

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

A-1

EXHIBIT B

Patents

Title	Patent / Application Number	US Serial Number

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

B-1

EXHIBIT C

Trademarks

Trademark	US Serial Number	Filing Date

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

C-1